--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         CLEAN DIESEL TECHNOLOGIES, INC.
                         -------------------------------
                                (Name of Issuer)



                     COMMON STOCK, par value $0.05 per share
                     ---------------------------------------
                         (Title of Class of Securities)




                                   18449C 10 4
                                   -----------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

                                Page 1 of 4 pages

CUSIP No. 18449C  10  4              13G                       Page 2 of 4 pages
--------------------------------------------------------------------------------

1. Name of Reporting Persons               FUEL-TECH N.V.

   S.S. or I.R.S. Identification Number    None
   of above person
--------------------------------------------------------------------------------

2. Check the appropriate box if a member of       a /  /
   a group                                        b /  /
--------------------------------------------------------------------------------

3. SEC Use Only
--------------------------------------------------------------------------------

4. Citizenship or Place of                 Netherlands Antilles
   Organization
--------------------------------------------------------------------------------

Number of                    5. Sole Voting Power  689,147

Shares                       6. Shared Voting Power   -0-

Beneficially                 7. Sole Dispositive   689,147
                                Power
Owned by Each
                             8. Shared Dispositive    -0-
Reporting Person With           Power

--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially                    689,147
   Owned by Each Reporting Person
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount
    in Row (9) Excludes Certain Shares               /  /
--------------------------------------------------------------------------------
11. Percent of Class Represented
    by Amount in Row (9)                             27.4%
--------------------------------------------------------------------------------
12. Type of Reporting
    Person                                           CO
--------------------------------------------------------------------------------

CUSIP No. 18449C 10 4              13G                       Page 3 of 4 pages
-------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER

Clean Diesel Technologies, Inc.

This statement relates to shares of Clean Diesel Technologies, Inc. owned by Fuel-Tech N.V., the reporting person, prior to Clean Diesel Technologies, Inc. becoming a public company subject to the Securities Exchange Act of 1934.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

Suite 702
300 Atlantic Street
Stamford CT 06901

ITEM 2(A). NAME OF PERSON FILING

Fuel-Tech N.V.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE.

Castorweg 22-24
Curacao, Netherlands Antilles

ITEM 2(C). CITIZENSHIP

Netherlands Antilles

ITEM 2(D). TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.05 per share

ITEM 2(E). CUSIP NUMBER

18449C 10 4

ITEM 3.

Not Applicable

ITEM 4. OWNERSHIP

(a) Amount Beneficially Owned

    689,147

(b) Percent of Class

    27.4%

CUSIP No. 18449C 10 4          13G                           Page 4 of 4 pages
-------------------------------------------------------------------------------

(c) Number of Shares as to Which Such Person has:

    (i) Sole power to vote or direct the vote     689,147

    (ii) Shared power to vote of direct the vote   -0-

    (iii) Sole power to dispose or direct the
          disposition of                          689,147

    (iv) Shared power to dispose or direct the
         disposition of                            -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

   Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

    Not Applicable

ITEM 10. CERTIFICATION

    Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 June 16, 1997
                                        -------------------------------
                                                    (Date)

                                              /s/ C.W. Grinnell
                                        -------------------------------
                                                 (Signature)

                                        Charles W. Grinnell/Secretary
                                        -------------------------------
                                                 (Name/Title)